Registration Statement No. 333-217200
Filed Pursuant to Rule 433
December 11, 2019

Product Description

Personal Wealth Business Capital Markets BMO 9 CapitalMarketS1 Home Products Contact Us i\/\icr0Sect0isT““ Cannabis 2X Leveraged ETNs Primary Exchange NYSE Arca, inc. gm; 0|_|‘|§{a|'|(|i|-|g 200,000 ETN Ticker MJO lntraday Indicative Value Ticker MJOIV Index Ticker MSMJ CUSIP 063679674 Issue Date December 13, 2019 Maturity Date November 17, 2039 The return on the MicroSectors Cannabis 2X Leveraged ETNs (ETNs) is linked to a two times leveraged participation in the performance of the Index, compounded daily, as described in the pricing supplement, minus the applicable fees. The ETNs provide levered exposure to the lndxx’”' North American Cannabis index. The lndxx North American Cannabis index includes North American stocks designed to track the performance of companies that provide products or services related to the medical or industrial use of cannabis or cannabis related products. The inde><'s underlying composition is market cap weighted and liquidity adjusted. The ETN seeks a return on the underlying index for a single index Business Day. The ETNs are not “buy and hold" investments and should not be expected to provide a leveraged return of the underlying index's cumulative return for periods greater than an Index Business Day. Additional Information Key Risks An investment in the MicroSectors"” Cannabis 2X Leveraged ETNs (the "2X ETNs") involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in Bank of Montreal's pricing supplement for these securities. You may lose some or all of your principal - The 2X ETNs do not guarantee any return on your initial investment. The 2X ETNs are leveraged notes, which means they are exposed to two times the risk of any decrease in the level of the index, compounded on each Index Business Day. Due to leverage, the 2X ETNs are very sensitive to changes in the level of the index and the path of such changes. Because the Daily Investor Fee and the Daily Financing Charge reduce your final payment, the level of the Index, measured as a component of the closing indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to increase by an amount at least equal to the percentage of the principal amount represented by the Daily investor Fee, the Daily Financing Charge and any Redemption Fee Amount in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your 2X ETNs, that is equal to at least the principal amount. You may lose some or all of your investment at maturity or call, or upon early redemption. Credit of issuer - The 2X ETNs are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the 2X ETNs, including any payment at maturity, call or upon early redemption, depends on the ability of Bank of Montreal to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the 2X ETNs prior to maturity, call or early redemption. In addition, in the event Bank of Montreal defaults on its obligations, you may not receive any amounts owed to you under the terms of the 2X ETNs. (orrelation and compounding risk - A number of factors may affect the 2X ETNs’ ability to achieve a high degree of correlation with the performance of the index, and there is a significant possibility that the 2X ETNs will not achieve a high degree of correlation with the performance of the Index over periods longer than one day. The leverage is reset on each Index Business Day, the return on the 2X ETNs is path dependent and you will be exposed to compounding of daily returns as described in the pricing supplement. As a result, the performance of the 2X ETNs for periods greater than one Index Business Day may be either greater than or less than two times the Index performance, before accounting for the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount. Path dependence - The return on the 2X ETNs will be highly path dependent. Accordingly, even if the level of the Index increases or decreases over the term of the 2X ETNs, or over the term which you hold the 2X ETNs, the value of the 2X ETNs will increase or decrease not only based on any change in the level of the Index over a given time period but also based on the volatility of the Index over that time period. The value of the 2X ETNs will depend not only upon the level of the Index at maturity, upon call or upon early redemption, but also on the performance of the Index over each day that you hold the 2X ETNs. it is possible that you will suffer significant losses in the 2X ETNs, even if the long-term performance of the index is positive. Accordingly, the returns on the 2X ETNs may not correlate with returns on the index over periods of longer than one day. long holding period risk - The 2X ETNs are intended to be daily trading tools for sophisticated investors and are designed to reflect a leveraged long exposure to the performance of the index on each index Business Day. However, their returns over different periods of time can, and most likely will, differ significantly from two times the return on a direct long investment in the index. The 2X ETNs are very sensitive to changes in the level of the index, and returns on the 2X ETNs may be negatively affected in complex ways by volatility of the index on a daily or intraday basis. Also, the index is potentially volatile as it includes only a relatively small number of constituents; any index volatility would be magnified by the leverage. Accordingly, the 2X ETNs should be purchased by knowledgeable investors who understand the potential consequences of investing in the index and of seeking compounding leveraged long investment results, determined as described in the pricing supplement. investors should actively and frequently monitor their investments in the 2X ETNs, even intra-day. it is possible that you will suffer significant losses in the 2X ETNs even if the long-term performance of the index is positive (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if a licable . Pzl)ential t)0tal loss of value - if the closing indicative Note Value of the 2X ETNs is equal to or less than $0 on any Exchange Business Day, then the Indicative Note Value on all future Exchange Business Days will be S0. if the Intraday indicative Value ofthe 2X ETNs is equal to or less than $0 at any time on any index Business Day, then both the Intraday Indicative Value of the 2X ETNs and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be S0. if the Indicative Note Value is zero, the Cash Settlement Amount will be zero. leverage risk - The 2X ETNs are two times leveraged and, as a result, the 2X ETNs will benefit, on any index Business Day, from two times any positive, but will decline based on two times any negative, daily performance of the index. However, the leverage of the 2X ETNs may be greater or less than 2.0 during any given index Business Day or Partial index Business Day (as defined in the pricing supplement). Volatility of the index level may have a significant negative effect on the value of the 2X ETNs. The Index has a limited actual performance history - The index was launched in November 2019. Because the index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the 2X ETNs may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance The Index lacks diversification and is concentrated in one sector - All of the stocks included in the index are issued by companies in the cannabis sector. As a result, the ETNs will not benefit from the diversification that could result from an investment linked to an index of companies that operate in multiple sectors. There are significant risks in making an investment linked to stocks in the cannabis sector. Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the index Closing Level and the value of the 2X ETNs. Giving effect to leverage, negative changes in the performance of one index constituent will be magnified and have a material adverse effect on the value of the 2X ETNs. A trading market for the 2X ETNs may not develop - The 2X ETNs are listed on the NYSE ARCA under the symbol "MJO." However, a trading market for the 2X ETNs may not develop. We are not required to maintain any listing of the 2X ETNs on the NYSE or any other exchan e The lntsladay Indicative Value is not the same as the trading price of the 2X ETNs in the secondary market - The Intraday indicative Value of the 2X ETNs will be calculated and published every 15 seconds on each Exchange Business Day during normal trading hours on Bloomberg under the ticker symbol MJOIV so long as no Market Disruption Event has occurred or is continuing. The trading price of the 2X ETNs at any time is the price at which you may be able to sell your 2X ETNs in the secondary market at such time, if one exists. The trading price of the 2X ETNs at any time may vary significantly from the Intraday indicative Value ofthe 2X ETNs at such time. Paying a premium purchase price over the Intraday Indicative Value of the 2X ETNs could lead to significant losses in the event one sells such 2X ETNs at a time when such premium is no longer present in the market place or the 2X ETNs are called - Paying a premium purchase price over the Intraday indicative Value of the 2X ETNs could lead to significant losses in the event one sells the 2X ETNs at a time when such premium is no longer present in the market place or if the 2X ETNs are called, in which case investors will receive a cash payment in an amount based on the arithmetic mean of the closing indicative Note Value of the 2X ETNs during the Call Measurement Period. Before trading in the secondary market, you should compare the Intraday indicative Value with the then-prevailing trading price of the 2X ETNs. (all right - We may elect to redeem all outstanding 2X ETNs at any time. if we exercise our Call Right, the Call Settlement Amount may be less than the principal amount of your 2X ETNs. Any exercise by us of our Call Right could present a conflict between your interest in the 2X ETNs and our interests in determining whether to call the 2X ETNs. Minimum redemption amount - You must elect to redeem at least 25,000 2X ETNs for us to repurchase your 2X ETNs, unless we determine otherwise or your broker or other financial intermediary bundles your 2X ETNs for redemption with those of other investors to reach this minimum requirement, and there can be no assurance that they can or will do so. Therefore, your ability to elect redemption of the 2X ETNs may be limited. Your redemption election is irrevocable - You will not be able to rescind your election to redeem your 2X ETNs after your redemption notice is received by us. Accordingly, you will be exposed to market risk if the level of the Index decreases after we receive your offer and the Redemption Amount is determined on the Redemption Measurement Date. You will not know the Redemption Amount at the time that you submit your irrevocable redemption notice. No interest payments or ownership rights - The 2X ETNs do not pay any interest. You will not have any ownership rights in the index Key Risks constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except to the extent that dividends paid on U.S. stocks are reflected in the level of the Index. Potential conflicts - We and our affiliates play a variety of roles in connection with the issuance of the 2X ETNs, including acting as an agent of the issuer for the offering of the 2X ETNs, making certain calculations and determinations that may affect the value of the 2X ETNs and hedging our obligations under the 2X ETNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the 2X ETNs, which creates an additional incentive to sell the 2X ETNs to you. In performing these activities, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the 2X ETNs. Uncertain tax treatment - Significant aspects of the tax treatment of the 2X ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Bank of Montreal and its affiliates do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purposes of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor. 0 Disclaimer Documents Fact Sheet Prospectus Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC about the offerings to which this website relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the pricing supplement, the product supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412.